Exhibit 99.1

Press Release
2200 West Parkway Boulevard Salt Lake City, Utah 84119-2331 www.franklincovey.com

FRANKLIN COVEY REPORTS SOLID GROWTH FOR ITS FISCAL 2013 SECOND QUARTER

Diluted EPS Grows 33% Over Prior Year’s Quarter
Operating Income Increases 17%
Sales and Adjusted EBITDA Each Increase 5%
Company Reaffirms Its Fiscal 2013 Adjusted EBITDA Guidance of $30-$32 Million

Salt Lake City, Utah – April 4, 2013 – Franklin Covey Co. (NYSE: FC), a global performance improvement company that creates and distributes world-class content, training, processes, and tools that organizations and individuals use to transform their results, today announced financial results for its fiscal second quarter ended March 2, 2013.

Net sales for the quarter ended March 2, 2013 increased 5% to $40.4 million, compared with $38.6 million in the second quarter of the prior year.  Sales in the balance of the Company’s operations grew 16% in the quarter, but were partially offset by declines in the Government Services office and the Sales Performance Practice, and a primarily foreign exchange-related decline in revenues at its direct office in Japan.  Adjusted EBITDA for the quarter increased to $5.6 million, a 5% increase, compared with $5.3 million in fiscal 2012 and was impacted by the same factors described above.  The Company’s Adjusted EBITDA margin (Adjusted EBITDA as a percent of sales) remained strong, and was consistent with the prior fiscal year’s second quarter at 13.8% of sales.  Income from operations increased by $0.5 million to $3.3 million, a 17% increase compared with $2.8 million in the second quarter of the prior fiscal year.  Net income improved by $0.4 million to $1.6 million, or $0.08 per diluted share, compared with $1.2 million, or $.06 per diluted share, in the second quarter of fiscal 2012.

Bob Whitman, Chairman and Chief Executive Officer, commented, “Franklin Covey reported another quarter of solid growth in its financial and operating performance.  We continue to invest in our new, key strategic initiatives and are expanding our marketing and sales teams on a global basis.  Our momentum remains strong and our prospective business pipeline continues to build.  We remain on track to report another year of solid growth in revenue, profitability, and cash flows from operations.”

Fiscal 2013 Second Quarter Financial Results

The Company’s consolidated sales increased to $40.4 million compared with $38.6 million in the second quarter of fiscal 2012.  Sales increased at nearly all of the Company’s major channels, including its U.S./Canada regional sales offices, international licensee channel, national account practices, and from increased leasing revenues.  Revenue in the Company’s U.S./Canada regional sales offices (excluding the government services office) increased 17% compared with the second quarter of fiscal 2012.  Sales growth was generally broad-based across the Company’s key Practice areas and the Company benefited from strong facilitator sales during the quarter.  Sales through the Company’s government services office decreased as some programs were postponed or canceled during the quarter due to changes in U.S. federal government spending required by sequestration.  Sales in the Company’s international direct offices decreased by 10% primarily due to the impact of translating sales in Japanese Yen to U.S. dollars.  When denominated in Japanese Yen, sales in Japan only decreased 1% compared with the prior year.

The decrease in Japan was partially offset by increased sales in the United Kingdom and essentially flat sales in Australia.  Many of the Company’s international licensee partners also recognized stronger sales during the quarter, resulting in a 9% overall increase in royalty revenues.  The Company’s national account practices reported a 5% increase in revenues, driven by increased Education Practice sales.  Other revenues, which consist primarily of leasing and shipping and handling revenues, increased by 46%, primarily as a result of new leasing contracts at the Company’s corporate headquarters facility.

Gross profit increased to $27.3 million, an increase of 9% compared with $25.0 million in the second quarter of fiscal 2012.  The increase in gross profit was attributable to increased sales, as described above, and improved gross margin performance.  The Company’s gross margin for the quarter ended March 2, 2013 increased to 67.5 percent of sales compared with 64.7% in the prior year.  The improvement in gross margin was primarily due to increased facilitator sales in the U.S./Canada direct offices during the quarter and increased international licensee royalty revenues.

Selling, general and administrative expenses (SG&A) increased $2.0 million compared with the second quarter of fiscal 2012, reflecting continued investments in hiring new sales-related personnel and marketing.  The increase in SG&A expenses over the prior year was primarily due to 1) a $0.8 million increase in advertising and promotional costs that were primarily related to new strategic initiatives; 2) a $0.5 million increase in travel expenses related primarily to marketing and promotional activities, and increased training sales delivery during the quarter; 3) a $0.4 million increase in associate costs primarily related to the addition of new sales-related personnel and increased commissions on higher sales; and 4) a $0.4 million increase in legal expenses resulting primarily from a fiscal 2012 reimbursement of previously expensed legal costs for litigation that was settled in the prior year.  These increases were partially offset by decreased expenses in various other areas of our operations.  Depreciation expense declined compared with the prior year primarily due to the full depreciation of certain assets, which contributed to improved income from operations during the second quarter of fiscal 2013.

Income from operations increased $0.5 million to $3.3 million, a 17% increase compared with $2.8 million in the second quarter of fiscal 2012.  Net income improved by $0.4 million, or 37%, to $1.6 million, or $0.08 per diluted share, compared with $1.2 million, or $.06 per diluted share in fiscal 2012.

The Company’s balance sheet and liquidity position remained strong through the second quarter as the Company had $15.5 million in cash and cash equivalents at March 2, 2013 compared with $11.0 million at August 31, 2012.  Net working capital increased to $32.5 million at March 2, 2013 compared with $27.5 million on August 31, 2012.  The Company had no borrowings on its line of credit facility at March 2, 2013.

During the quarter ended March 2, 2013, the breakeven price for management stock loans held in escrow was achieved.  Accordingly, the Company transferred 3.3 million shares of common stock held by management loan participants in escrow to the Company’s transfer agent as full payment on the loans.  As of April 4, 2013, the Company had 16.3 million shares of common stock outstanding.

Fiscal 2013 Second Quarter Financial Highlights
•	Sales increased 5% to $40.4 million, compared with $38.6 million in the prior year.
•	Sales grew at most of the Company’s major channels, including all of its U.S./Canada regional sales offices, from its licensee partners, and through the national account practices channel.
•	Gross profit increased 9% to $27.3 million on increased sales and an improvement in the Company’s gross margin percentage to 67.5% from 64.5% of sales in fiscal 2012.
•	Adjusted EBITDA increased 5% to $5.6 million compared with $5.3 million in the prior year.
•	Net income increased 37% to $1.6 million compared with $1.2 million in the second quarter of fiscal 2012.
•	EPS growth of 33%, to $0.08 per diluted share, from $0.06 per diluted share in the second quarter of fiscal 2012.
•	Cash and cash equivalents increased to $15.5 million at March 2, 2013 compared with $11.0 million at August 31, 2012.

•	The management common stock loans held in escrow were repaid with 3.3 million shares of common stock returned to the Company as payment on the loans.

Fiscal 2013 Year-to-Date Financial Results

Consolidated sales for the two quarters ended March 2, 2013 increased $6.3 million, or 8%, to $84.5 million compared with $78.2 million in fiscal 2012.  For the two quarters ended March 2, 2013, sales increased at all of the Company’s primary delivery channels compared to the prior year.  Increased sales and improved gross margin performance led to a 10% increase in gross profit to $56.8 million compared with $51.5 million in fiscal 2012.  Consolidated gross margin increased to 67.3 percent of sales compared with 65.9% in fiscal 2012, primarily due to increased facilitator sales in the United States and increased international licensee royalties.  The Company’s SG&A expenses increased $3.5 million primarily due to increased associate costs and marketing expenses for strategic initiatives.

Adjusted EBITDA increased to $12.7 million, or 8%, compared with $11.7 million in the first two quarters of fiscal 2012.  Net income for the two quarters ended March 2, 2013 increased 59% to $4.5 million, or $.23 per diluted share, compared with $2.8 million, or $.16 per diluted share, on the strength of improved pretax income and a lower effective income tax rate.

Cash flows from operating activities for the two quarters ended March 2, 2013 increased to $10.2 million compared with $9.2 million in the first two quarters of fiscal 2012.

Fiscal 2013 Outlook

The Company reaffirms its previous guidance that Adjusted EBITDA for fiscal 2013 is expected to range from $30 million to $32 million.

Earnings Conference Call

On Thursday, April 4, 2013, at 5:00 p.m. Eastern time (3:00 p.m. Mountain time) Franklin Covey will host a conference call to review its financial results for the fiscal quarter ended March 2, 2013.  Interested persons may participate by dialing 800-303-0442 (International participants may dial 847-413-3733), access code: 34523738.  Alternatively, a webcast will be accessible at the following Web site: http://edge.media-server.com/m/p/sr99ka37.  A replay will be available from April 4 (7:30 pm ET) through April 11, 2013 by dialing 888-843-7419 (International participants may dial 630-652-3042), access code: 34523738#.  The webcast will remain accessible through April 11, 2013 on the Investor Relations area of the Company’s Web site at:  http://investor.franklincovey.com/phoenix.zhtml?c=102601&p=irol-IRHome.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including those statements related to the Company’s future results and profitability; expected Adjusted EBITDA in fiscal 2013; anticipated future sales; and goals relating to the growth of the Company.  Forward-looking statements are based upon management’s current expectations and are subject to various risks and uncertainties including, but not limited to: general economic conditions; the expected number of booked days to be delivered; market acceptance of new products or services and marketing strategies; the ability to achieve sustainable growth in future periods; and other factors identified and discussed in the Company’s most recent Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission.  Many of these conditions are beyond the Company’s control or influence, any one of which may cause future results to differ materially from the Company’s current expectations, and there can be no assurance that the Company’s actual future performance will meet management’s expectations.  These forward-looking statements are based on management’s current expectations and the Company undertakes no obligation to update or revise these forward-looking statements to reflect events or circumstances subsequent to this press release.

Non-GAAP Financial Information

Refer to the attached table for the reconciliation of a non-GAAP financial measure, “Adjusted EBITDA,” to consolidated net income, the most comparable GAAP financial measure.  The Company defines Adjusted EBITDA as net income or loss from operations excluding the impact of interest expense, income tax expense, amortization, depreciation, share-based compensation expense, and other non-recurring items.  The Company references this non-GAAP financial measure in its decision making because it provides supplemental information that facilitates consistent internal comparisons to the historical operating performance of prior periods and the Company believes it provides investors with greater transparency to evaluate operational activities and financial results.  We do not provide forward-looking GAAP measures or a reconciliation of the forward-looking Adjusted EBITDA to GAAP measures because of our inability to project certain of the costs included in the calculation of Adjusted EBITDA.

About Franklin Covey Co.

Franklin Covey Co. (NYSE:FC) (www.franklincovey.com), is a global provider of training and consulting services in the areas of leadership, productivity, strategy execution, customer loyalty, trust, sales performance, government, education and individual effectiveness.  Over its history, Franklin Covey has worked with 90 percent of the Fortune 100, more than 75 percent of the Fortune 500, and thousands of small and mid-sized businesses, as well as numerous government entities and educational institutions.  Franklin Covey has more than 40 direct and licensee offices providing professional services in over 140 countries.

Investor Contact: Franklin Covey Steve Young 801-817-1776 investor.relations@franklincovey.com	Media Contact: Franklin Covey Debra Lund 801-817-6440 Debra.Lund@franklincovey.com

FRANKLIN COVEY CO.
Condensed Consolidated Income Statements
(in thousands, except per share amounts, and unaudited)

	Quarter Ended		Two Quarters Ended
	March 2,	February 25,	March 2,	February 25,
	2013	2012	2013	2012

Net sales	$40,430	$38,627	$84,491	$78,167

Cost of sales	13,146	13,646	27,648	26,644
Gross profit	27,284	24,981	56,843	51,523

Selling, general, and administrative	22,691	20,714	45,634	42,087
Depreciation	722	860	1,423	1,694
Amortization	619	626	1,241	1,256
Income from operations	3,252	2,781	8,545	6,486

Interest expense, net	(448)	(622)	(900)	(1,253)
Discount on related party receivable	(135)	-	(283)	-
Income before income taxes	2,669	2,159	7,362	5,233

Income tax provision	(1,077)	(997)	(2,873)	(2,409)
Net income	$1,592	$1,162	$4,489	$2,824

Net income per common share:
Basic	$0.09	$0.07	$0.24	$0.16
Diluted	0.08	0.06	0.23	0.16

Weighted average common shares:
Basic	18,550	17,764	18,356	17,748
Diluted	19,709	18,287	19,493	18,142

Other data:
Adjusted EBITDA(1)	$5,564	$5,321	$12,654	$11,681

(1) The term Adjusted EBITDA (earnings before interest, income taxes, depreciation, amortization, share-based compensation, and certain other items) is a non-GAAP financial measure that the Company believes is useful to investors in evaluating its results. For a reconciliation of this non-GAAP measure to the most comparable
GAAP equivalent, refer to the Reconciliation of Net Income to Adjusted EBITDA as shown below.

FRANKLIN COVEY CO.
Reconciliation of Net Income to Adjusted EBITDA
(in thousands and unaudited)

	Quarter Ended		Two Quarters Ended
	March 2,	February 25,	March 2,	February 25,
	2013	2012	2013	2012
Reconciliation of net income to Adjusted EBITDA:
Net Income	$1,592	$1,162	$4,489	$2,824
Adjustments:
Interest expense, net	448	622	900	1,253
Discount on related party receivable	135	-	283	-
Income tax provision	1,077	997	2,873	2,409
Amortization	619	626	1,241	1,256
Depreciation	722	860	1,423	1,694
Share-based compensation	971	1,054	1,445	2,245

Adjusted EBITDA	$5,564	$5,321	$12,654	$11,681

Adjusted EBITDA margin	13.8%	13.8%	15.0%	14.9%

FRANKLIN COVEY CO.
Additional Sales Information
(in thousands and unaudited)

	Quarter Ended		Two Quarters Ended
	March 2,	February 25,	March 2,	February 25,
	2013	2012	2013	2012
Sales Detail by Category:
Training and consulting services	$37,744	$35,606	$78,807	$71,988
Products	1,624	2,303	3,567	4,766
Leasing	1,062	718	2,117	1,413

Total	$40,430	$38,627	$84,491	$78,167

Sales Detail by Region/Type:
U.S./Canada direct	$20,952	$19,107	$42,711	$37,505
International direct	6,767	7,507	15,198	15,081
Licensees	3,588	3,291	7,918	7,212
National account practices	6,108	5,801	12,280	11,280
Self-funded marketing	1,395	1,812	2,888	4,739
Other	1,620	1,109	3,496	2,350

Total	$40,430	$38,627	$84,491	$78,167

FRANKLIN COVEY CO.
Condensed Consolidated Balance Sheets
(in thousands and unaudited)

	March 2,	August 31,
	2013	2012
Assets
Current assets:
Cash	$15,541	$11,011
Accounts receivable, less allowance for
doubtful accounts of $644 and $851	31,712	38,087
Receivable from related party	608	3,588
Inventories	3,816	4,161
Deferred income taxes	3,522	3,634
Prepaid expenses and other current assets	4,674	3,714
Total current assets	59,873	64,195

Property and equipment, net	17,925	18,496
Intangible assets, net	57,962	59,205
Goodwill	9,172	9,172
Long-term receivable from related party	3,969	3,478
Other assets	9,401	9,534
	$158,302	$164,080

Liabilities and Shareholders' Equity
Current liabilities:
Current portion of financing obligation	$1,064	$992
Current portion of bank note payable	1,250	2,500
Accounts payable	6,399	7,758
Income taxes payable	704	869
Accrued liabilities	17,977	24,530
Total current liabilities	27,394	36,649

Financing obligation, less current portion	27,962	28,515
Bank note payable, less current portion	-	208
Other liabilities	1,601	1,152
Deferred income tax liabilities	6,859	7,001
Total liabilities	63,816	73,525

Shareholders' equity:
Common stock	1,353	1,353
Additional paid-in capital	207,924	182,534
Common stock warrants	111	5,260
Retained earnings	30,599	26,110
Accumulated other comprehensive income	2,471	3,410
Treasury stock at cost, 10,816 and 9,365 shares	(147,972)	(128,112)
Total shareholders' equity	94,486	90,555
	$158,302	$164,080